EXHIBIT 99.2

To Our Stockholders:

On June 13, 2005, FindWhat.com, Inc. changed its name to MIVA, Inc. (the “Company”). The name change was accomplished by merging MIVA Renaming Corp., a Delaware corporation and wholly-owned subsidiary of the Company, with and into FindWhat.com, Inc. As a result of this merger and pursuant to Section 253 of the Delaware General Corporation Law, Article 1 of the Company’s Amended and Restated Certificate of Incorporation was amended to reflect the Company’s new name, MIVA, Inc. (the “Name Change”). The Name Change was approved by our Board of Directors on June 8th, 2005.

The Name Change was undertaken in connection with a complete rebranding of the Company and its subsidiaries, and accordingly, the names of many of our subsidiaries have also changed effective June 13, 2005.

Espotting Media Inc.	is now	MIVA Media International, Inc.
Comet Systems, Inc.	is now	MIVA Direct, Inc.
Miva Corporation	is now	MIVA Small Business Solutions, Inc.
Espotting Media (UK) Ltd.	is now	MIVA Media (UK) Limited
Espotting Media (DE) GmbH	is now	MIVA (Deutschland) GmbH
Espotting Media (FR) SARL	is now	MIVA (France) S.a.r.l.
Espotting Espana, S.L.	is now	MIVA Media S.L.
Espotting Media S.r.l.	is now	MIVA (Italia) S.r.l. – a socio unico

As a result of the Name Change, our stock certificates, Nasdaq Ticker Symbol and CUSIP Number have all changed as well. The Company’s ticker symbol is now NASDAQ: MIVA and its new CUSIP Number is 55311R 10 8.

With respect to our new stock certificates, you are NOT required to redeem your current stock certificates bearing the name FindWhat.com, Inc. for new stock certificates bearing the name MIVA, Inc. However, you may elect to exchange your current stock certificates for new stock certificates bearing the name “MIVA, Inc.” if you so wish. If you would like further details on how to exchange your current FindWhat.com, Inc. stock certificates for new MIVA, Inc. stock certificates, then please contact our Transfer Agent, InterWest Transfer Co., at (801) 272-9294 or by mail at 1981 East 4800 South, Suite 100, Salt Lake City, UT 84117.

If you own our shares in ‘street name’ (i.e., your certificates are held by your broker), you likewise do not need to take any action as a result of our Name Change, and your June 2005 brokerage statement should reflect our name change.

In all cases, the quantity of shares you own has not been impacted by the Name Change.

MIVA is dedicated exclusively to helping businesses grow by delivering qualified leads to advertisers, increasing revenue for publisher partners, facilitating commerce for online merchants and providing relevant information to Internet users.

We are now one brand with one mission: to help businesses grow. Please visit us at www.miva.com to learn more about our mission and to see us in action. We also have a new Investor Relations section on our website at http://ir.miva.com where you can learn more about MIVA.

If you should have any questions regarding the Name Change, please do not hesitate to contact MIVA Investor Relations at (239) 561-7229.

Sincerely,

/s/ Craig A. Pisaris-Henderson

Craig A. Pisaris-Henderson
Chairman and Chief Executive Officer
MIVA, Inc.